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                                                                    Exhibit 10.1

                                January 14, 2002

E. Ryker Young
4 Andover Country Club Lane
Andover, MA 01810

Dear Ryker:

       The purpose of this letter agreement and general release (the "Agreement") is to confirm the terms regarding your separation from employment with Sycamore Networks, Inc./1// ("Sycamore" or the "Company").

       1. Separation From Employment. You acknowledge that your employment with
          --------------------------
Sycamore Networks, Inc. ("Sycamore" or the "Company") will cease as of January 18, 2002 ("Separation Date"). You acknowledge and agree that, as of November 14, 2001 you were no longer a section 16 officer of the Company, and that the Change of Control Agreement made between you and the Company as of November 17, 1999 was terminated, rescinded and null and void as of November 14, 2001. You further acknowledge that except for (i) the specific consideration set forth in this Agreement; (ii) earned but unpaid regular wages earned through the Separation Date, which shall be paid on or about the Separation Date; and (iii) accrued and unused paid time off days which have been accrued but not taken as of the Separation Date, which shall be paid on or about the Separation Date, you are not and shall not in the future be entitled to any other compensation including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay or any other form of compensation or benefit.

       2. Consideration. You understand that in consideration for your execution
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of this Agreement and your fulfillment of the promises made herein, Sycamore agrees to provide you with the following consideration:

          (a) Payment. Sycamore agrees to pay you the gross sum of Five Thousand Dollars ($5,000.00), less applicable legal tax withholdings and deductions, to be paid by check made payable to E. Ryker Young, which check shall be mailed to you within fifteen (15) business days from the Separation Date.

          (b) Sycamore Stock and/or Stock Options.

_______________

/1// For the purposes of this Agreement, the parties agree that the term "Sycamore" includes Sycamore Networks, Inc., and any and all of its present and former subsidiaries, branches, divisions, affiliates, successors, assigns or related entities, as well as its or their present and former officers, directors, trustees, employees and agents, individually and in their official capacities, and its and their respective current and former officers, directors, employees, agents and assigns.

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                   (i)   Sycamore agrees that any stock options and/or
                         restricted stock offered to you under any applicable plans or agreements (including amendments thereto) related to Sycamore stock, stock exchange programs, and/or stock options ("Stock Plans"), that would have vested after the Separation Date and on or before August 17, 2002 will become vested as of the Separation Date, subject to all of the other terms of the Stock Plans;

                   (ii) You acknowledge and agree that except as provided in paragraph 2(b)(i) above, any stock options and /or restricted stock granted to you under any Stock Plans and any purchase rights under any Stock Plans previously offered, granted or awarded to you that are not vested as of the Separation Date shall be forfeited and canceled in their entirety as of the close of business on the Separation Date.

                   (iii) You further acknowledge and agree that from and after the Separation Date, you shall not have any rights to vest in stock and/or stock options under any Stock Plan. Your further hereby acknowledge and agree that Sycamore's time to exercise any right to repurchase any unvested shares, other than those referenced in Paragraph 2(b) (i) above, pursuant to the Stock Plans will begin as of the Separation Date. You further acknowledge and agree that, while you understand that, as of the Separation Date, you are no longer an employee of the Company, and therefore not subject to any trading restrictions, including blackout policies, you understand that compliance with insider trading laws is an individual obligation and that you are still legally obligated to comply with such laws. You further agree to indemnify and hold harmless Sycamore from any and all claims, actions, investigations and judgments arising from or related to any violation by you, actual or alleged, of the insider trading laws relative to Company stock.

          3. Conditions Applying to Payment of Benefits. You understand and
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agree that the consideration that you will receive pursuant to paragraph 2 above is subject to and contingent upon (a) your compliance with the terms and conditions set forth in this Agreement; (b) your timely execution of the Agreement; (c) your complete return of all Company property and execution of the Checklist of Items to be Returned on your Separation Date; and (d) your execution of the company Acknowledgement of Post-Employment Obligations on your Separation Date.

          4. Confidentiality, Non-Solicitation, and Non-Disclosure. You agree
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that that all information relating in any way to the negotiation of this
Agreement, including the terms of this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any

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person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law).
During the term of your employment with the Company, and for a period of twelve
(12) months thereafter, you shall not, directly or indirectly, without prior written consent of the Company, (1) solicit or encourage, or cause others to solicit or encourage, any employees of the Company to terminate their employment with the Company, or (2) solicit or accept employment or be retained by any party who, at any time during the term of your employment, was a competitor, client or customer of the Company. You agree that to the extent this paragraph conflicts with the Invention, Non-Disclosure and Non-Solicitation Agreement executed by you on or about September 14, 1998, this paragraph will be controlling and will supersede any conflicting paragraphs in the September 1998 agreement. You further agree that a breach of this Section shall constitute a material breach of this Agreement and shall entitle Sycamore to all legal or equitable relief available.

          5. Cooperation. You agree that you shall assist and cooperate with
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Sycamore in connection with any matters that you were involved during the course of your employment including, without limitation, in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of Sycamore (including any claims or actions against its officers, directors and employees). Your cooperation in connection with such matters, actions and claims shall include, without limitation, being available to meet with Sycamore regarding such matters in which you have been involved, and any contract matters or audits; to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and/or to act as a witness in connection with any litigation or other legal proceeding affecting Sycamore. Sycamore agrees that it will reimburse you for out of pocket expenses incurred in connection with such cooperation, including fees for independent legal counsel if Sycamore deems, in its sole discretion, that: (i) such counsel is necessary, (ii) such counsel is selected by Sycamore; and (iii) Sycamore has sole authority to approve or disapprove of such counsel's invoices.

          You understand and agree that if this Agreement were not signed, you would have the right to voluntarily assist other individuals or entities in bringing claims against the Company. You hereby waive that right and agree that you will not provide any such assistance other than assistance to an administrative agency of the United States government or Commonwealth of Massachusetts in connection with an investigation or proceeding conducted by such administrative agency. You further agree that should you be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to Sycamore, you shall promptly (within 48 hours) notify Robin A. Friedman, Vice President of Human Resources, or her designee.

          Sycamore represents that its primary D & O insurance policy states that it covers "all persons who were, now are, or shall be directors or officers of the Company and all persons serving in a functionally equivalent role for the parent company or any Subsidiary operating or incorporated outside of the United States."

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          6. Release of Claims. You hereby agree and acknowledge that in
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consideration of the items set forth in Paragraph 2 above, and for other good and valuable consideration, the receipt of which is hereby acknowledged, you knowingly and voluntarily release and forever discharge Sycamore and any and all of its subsidiaries, branches, divisions, affiliates, insurers, successors, assigns or related entities, as well as its or their present and former officers, directors, trustees, employees, and agents, individually and in their official capacities, (collectively, the "Released Parties") of and from any and all claims, known and unknown, that you, your heirs, executors, administrators, successors, and assigns, have had or may have as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

          .  The National Labor Relations Act;
          .  Title VII of the Civil Rights Act of 1964;
          .  The Civil Rights Act of 1991
          . Sections 1981 through 1988 of Title 42 of the United States Code; . The Employee Retirement Income Security Act of 1974;
          .  The Immigration Reform Control Act;
          .  The Americans with Disabilities Act of 1990;
          .  The Fair Labor Standards Act;
          .  The Occupational Safety and Health Act;
          .  The Family and Medical Leave Act of 1993;
          .  The Worker Adjustment and Retraining Notification Act;
          .  The Massachusetts Fair Employment Practices Act;
          .  The Massachusetts State Wage and Hour Laws;
          .  The Massachusetts Occupational Safety and Health Laws;
          .  The Massachusetts Equal Rights Act;
          .  The Massachusetts Civil Rights Act;
          .  The Massachusetts Privacy Law;
          .  The Massachusetts Sexual Harassment Statute;
          .  The Massachusetts Consumer Protection Act;
          .  The Massachusetts Small Necessities Leave Act;
          .  The Massachusetts Plant Closing Law;
          .  The Oklahoma Civil Rights Act;
          .  The Oklahoma State Wage and Hour Laws;
          .  The Oklahoma Equal Pay Act;
          .  The Oklahoma Anti-Discrimination Act;
          . The Oklahoma Human Rights Commission's Guidelines on Employment Discrimination;
          .  The Oklahoma Health and Safety Standards Act;
          . any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

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          .   any public policy, contract, tort, or common law, or any claim based on theories of respondeat superior and/or strict liability;
              or
          . any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

          You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the consideration being provided to you under the terms of this Agreement.

           7. No Claims Exist. By signing this Agreement, you confirm that you
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are not a party to any claim, charge, complaint or action in any forum or form against Sycamore. You confirm that you will not file any claim, charge, complaint or action against Sycamore on your own behalf or on behalf of any class in which you could be a member in the future; provided, however, that this provision does not bar the filing of a complaint or charge with the EEOC or MCAD. In the event that any such claim, charge, complaint or action is filed, you agree that you shall not be entitled to any relief or recovery therefrom, including costs and attorneys' fees.

           8. Nonadmission of Wrongdoing. You agree that neither this Agreement
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nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Sycamore of any liability or unlawful conduct of any kind.

           9. Entire Agreement/Choice of Law/Enforceability. You acknowledge and
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agree that, with the exception of the Stock Plans (as modified in Paragraph 2 above) and the Invention, Non-Disclosure and Non-Solicitation Agreement executed by you on or about September 14, 1998 (as modified by Paragraph 4 above), this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and Sycamore, and sets forth the entire agreement between you and Sycamore concerning the subject matter contained herein. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. You acknowledge and agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts.

          10. Severability and Amendment. Should any provision of this Agreement
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be declared illegal or unenforceable by a court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release of claims language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. If the general release of claims language is found by a court of competent jurisdiction to be unenforceable, you agree that Sycamore may rewrite this Agreement to cure the defect, and you shall promptly execute the rewritten agreement upon the request of Sycamore without any

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additional monies, benefits, or compensation therefore.

          It is Sycamore's desire and intent to make certain that you fully understand the provisions and effects of this letter. To that end, Sycamore has provided you with more than ten (10) days in which to consider and accept the terms of this Agreement. Please sign below and return it to Robin A. Friedman, Vice President of Human Resources, at Sycamore.

          By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this letter, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither Sycamore nor its agents or representatives have made any representations inconsistent with the provisions of this letter.

          If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this letter to Robin A. Friedman, Vice President of Human Resources, at Sycamore.

                                            Very truly yours,

                                            Sycamore Networks, Inc.

                                            By:      /s/ Robin A. Friedman
                                                   ------------------------

                                            Dated:   January 16, 2002
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Confirmed, Agreed and Acknowledged

  /s/ E. Ryker Young
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  E. Ryker Young

Dated:   January 17, 2002
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